 Exhibit 16.1

PCAOB Registered Auditors – www.sealebeers.com

December 21, 2016

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included under Item 4.01 in the Form 8-K dated December 16, 2016 of Smart Server, Inc. (the "Company") to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our dismissal. We cannot confirm or deny that the appointment of Scharf Pera & Co. was approved by the Board of Directors, or that they were not consulted prior to their appointment as auditors.

Very truly yours,

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs
Las Vegas, Nevada

 8250 W Charleston Blvd, Suite 100 - Las Vegas, NV 89117        Phone: (888)727-8251    Fax: (888)782-2351